Exhibit 99.1

Senetek PLC Makes Offer for IGI, Inc.

Napa, CA, January 14, 2005 / PRNewswire-First Call/ — Senetek PLC (OTCBB: SNTKY - News), www.senetekplc.com, today announced it has made an offer to IGI, Inc. (AMEX: IG) for a “merger of equals” of the two companies in which each company’s shareholders would receive 50% of the shares of a newly formed U.S. holding company. The offer contemplates a stock-for-stock transaction that would be tax free under U.S. and U.K. law, and based on pro forma calculations Senetek believes that the new holding company will be eligible for listing on a national exchange.

The offer is conditional upon Senetek’s satisfactory completion of its due diligence review and is in effect for 45 days. The contemplated merger also would be subject to negotiation and execution of definitive agreements, approval by the companies’ respective Boards of Directors and shareholders, and satisfaction of closing conditions specified in the definitive agreements.

Senetek also announced that it will be collaborating with IGI to evaluate its patented Novasome® and micellar nanoparticle technologies for the topical local delivery of Senetek’s Invicorp® erectile dysfunction therapy.

Frank J. Massino, Chairman of the Board and Chief Executive Officer of Senetek, said, “We have been impressed by our review to date of IGI’s proprietary delivery technologies and new product pipeline. Our review has confirmed a number of synergies potentially achievable by the combination of the two companies’ technologies, customer bases and product development initiatives. We very much look forward to completing our review and working with the IGI team to complete this transaction.”

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This press release does not constitute an offer of any stock or other securities of Senetek, IGI or any other party for sale.

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Senetek is a life sciences-driven product development and licensing company focused on the high growth market for products primarily addressing age-related conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon, and has licensed its Invicorp erectile dysfunction technology to Ardana Bioscience Ltd. for Europe, with rights to additional markets. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for the high growth skin care field.

IGI is a company committed to growth by applying its proprietary technologies to achieve cost-effective solutions with differential consumer advantages for its customers. IGI’s patented Novasome® micro-encapsulation technology offers value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products, providing improved dermal absorption controlled and sustained release as well as improved stability and greater ease of formulation. IGI has licensed Novasome technology to leading global dermatological and skin care companies including Johnson & Johnson Consumer Products, Inc., Estee Lauder Corporation, Genesis Pharmaceutical, Inc. and Apollo Pharmaceutical, Inc., and recently sub-licensed Tarpan Therapeutics, Inc. to obtain FDA approval for and market IGI’s PTH 1-34 compound using Novasome technology for psoriasis.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply the parties’ expectation of the successful completion of the transactions contemplated by the letter of intent and success in combining the two companies and realizing hoped for synergies. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the companies that they believe could result in such material differences are described in their respective Annual Reports on Form 10-K for the year 2003 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. However, the companies necessarily can give no assurance that they have identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and neither assumes any obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.